December 20, 2006

Dear John (and Fellow Board Members):

I am resigning from the Lifevantage Board of Directors and its Scientific Advisory Board, effective today.

In my tenure on the Scientific Advisory Board and my shorter tenure on the board of Directors, two things have become clear to me:

1.	Protandim may be a useful supplement because the human data are promising: in small human studies, TBARS come down with daily Protandim use. As I have said many times, I take only one supplement and it is Protandim.

2.	My substantial experience in biotech and drug development has not been useful to Lifevantage. Per our conversation this morning, I will remain available to Lifevantage as a Consultant (at no cost to Lifevantage) for an additional year, after today, to further discuss Protandim Intellectual Property, Protandim clinical studies, new biomarkers for oxidative stress, and Protandim marketing. I will serve in any reasonable manner that the Board requests.

I expect the following provisions to hold subsequent to today:

1.	All further compensation and new stock vesting will terminate today, December 20, 2006.

2.	I will serve as a Consultant to the Company until December 20, 2007.

3.	My fully vested shares in Lifevantage can be purchased until 30 days after December 20, 2007, at which time my formal consulting obligations to Lifevantage’s Board will have ended.

4.	Lifevantage’s Directors’ Liability Insurance will continue to cover me for the period during which I served on the Board, and a copy of that liability policy will be forwarded to my lawyer, Mr. James Scarboro of Arnold and Porter in Denver.

5.	During my additional year as a Consultant I would appreciate continuing to receive my monthly allowance of Protandim.

I have tried to help Lifevantage, both as a member of the SAB and the Board of Directors. I will continue to try to help as a Consultant to the Board of Directors.

I wish you the very best,

/s/ Larry Gold
Larry Gold

Cc: Mr. James Scarboro, Arnold and Porter